Exhibit 10.1

VISTA OUTDOOR INC.

EXECUTIVE OFFICER INCENTIVE PLAN

SECTION 1.                            PURPOSE AND EFFECTIVE DATE

1.1                               Purpose of this Plan.  The purpose of this Executive Officer Incentive Plan (this “Plan”) is to provide incentive compensation to executive officers of Vista Outdoor Inc. (the “Company”) in accordance with the Company’s “pay-for-performance” philosophy by directly relating awards payable under this Plan to Company, business unit and/or individual performance.  This Plan is intended to permit the grant of awards under this Plan to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (as defined in Section 2.1).

1.2                               Effective Date.  This Plan will be effective as of immediately following the Distribution (the “Effective Date”), provided that any Awards subject to Section 162(m) of the Code granted under the Plan on or following the first regularly scheduled meeting of stockholders of the Company that occurs more than 12 months after the Distribution will be subject to the approval of the Plan by the then-existing stockholders of the Company.

SECTION 2.                            DEFINITIONS

2.1                               Definitions.  The following capitalized terms used in this Agreement will have the meanings set forth below:

(a)                                 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period.  Each Actual Award will be determined pursuant to the provisions of Section 3.6.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cause” means the occurrence of any of the following:

(i)                                     the Participant willfully and continually fails to substantially perform his or her duties of employment (other than because of a mental or physical impairment) for a period of at least 30 days after being given notice of such failure;

(ii)                                  the Participant (A) engages in any act of dishonesty, wrongdoing or moral turpitude (whether or not a felony) or (B) violates the Company’s Business Ethics Code of Conduct or a Company policy, which violation has an adverse effect upon the Company; or

(iii)                               the Participant breaches his or her duty of loyalty or commits an unauthorized disclosure of proprietary or confidential information of the Company.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)                                  “Committee” means (i) the Compensation Committee of the Board or (ii) if no Compensation Committee exists, then a committee of Board members appointed by the Board to administer this Plan in accordance with Section 5.1.

(f)                                   “Covered Employee Participant” means any Participant who is reasonably expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code with respect to any Performance Period in which the Company would be entitled to take a compensation deduction for an Actual Award to such Participant (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).  The determination of “Covered Employee Participant” is also made without regard to any deferral of the Actual Award payment date under the Company’s Nonqualified Deferred Compensation Plan.

(g)                                  “Covered Employee Performance Goals” means objective and measurable performance goals determined by the Committee, in its discretion, to be applicable to a Covered Employee Participant for a Performance Period.  As determined by the Committee, the Covered Employee Performance Goals for any award may provide for a targeted level or levels of achievement using one or more of the following measures:  (i) sales or revenues (including, without limitation, sales or revenue growth); (ii) gross profit; (iii) income before interest and taxes; (iv) income before interest, taxes, depreciation and amortization; (v) net income; (vi) net income from operations; (vii) operating results excluding pension mark-to-market; (viii) earnings per Share; (ix) return measures (including, without limitation, return on assets, capital, invested capital, equity, sales or revenues); (x) productivity ratios; (xi) expense or cost reduction measures; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) orders; (xvi) customer satisfaction; (xvii) working capital targets; (xviii) budget comparisons; (xix) implementation or completion of specified projects or processes; (xx) the formation of joint ventures, establishment of research or development collaborations or the completion of other transactions; (xxi) cash flow (including, without limitation, operating cash flow, free cash flow and cash flow return on equity); (xxii) Share price (including, without limitation, growth in Share price and total stockholder return); (xxiii) profitability of an identifiable business unit or product; (xxiv) economic profit or economic value added; (xxv) cash value added; or (xxvi) Individual Objectives.  The foregoing measures may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  The Covered Employee Performance Goals may differ from Covered Employee Participant to Covered Employee Participant and from award to award.

(h)                                 “Determination Date” means the 90th day of any service period (or, with respect to a Covered Employee Participant, if shorter, the maximum period allowed under Section 162(m) of the Code) to which a Performance Period relates.

(i)                                     “Disability” or “Disabled” will have the meaning given to such term in the Company’s governing long-term disability plan or, if no such plan exists, such term will mean total and permanent disability as determined under the rules of the Social Security Administration.

(j)                                    “Distribution” means the distribution, on a pro rata basis, by Alliant Techsystems Inc. (“ATK”) to the record holders of ATK common stock as of the applicable record date of all the outstanding Shares owned by ATK on the date of such distribution.

(k)                                 “Eligible Employee” means any executive officer of the Company required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(l)                                     “Fiscal Year” means the fiscal year of the Company.

(m)                             “Individual Objectives” means as to a Participant for any Performance Period, objective and measurable individual performance goals approved by the Committee in its discretion.

(n)                                 “Maximum Award” means as to a Covered Employee Participant for any Fiscal Year, the lesser of (i) the maximum award payable under this Plan for any such Fiscal Year or (ii) $5,000,000.

(o)                                 “Other Participant” means a Participant who is not a Covered Employee Participant.

(p)                                 “Other Participant Performance Goals” means the performance goals determined by the Committee, in its discretion, to be applicable to an Other Participant for a Performance Period.  As determined by the Committee, the Other Participant Performance Goals may provide for a targeted level or levels of achievement using one or more of the Covered Employee Performance Goals or any other performance measures.  The Other Participant Performance Goals may differ from Other Participant to Other Participant and from award to award.

(q)                                 “Participant” means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in this Plan for such Performance Period.

(r)                                    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.3 in order to determine the Actual Awards (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant.

(s)                                   “Performance Goal” means a Covered Employee Performance Goal or an Other Participant Performance Goal, as the case may be.

(t)                                    “Performance Period” means any Fiscal Year or other period determined by the Committee pursuant to Section 3.2(a) over which achievement of Performance Goals will be measured.  A Performance Period may be a one-year period or any longer or shorter period, and may differ from Participant to Participant and from award to award.

(u)                                 “Retirement” means the voluntary retirement of a Participant pursuant to the terms of any retirement plan of the Company.

(v)                                 “Shares” means shares of the Company’s common stock.

(w)                               “Termination of Service” means a cessation of the employee-employer relationship between an Eligible Employee and the Company for any reason, including, without limitation, a termination by resignation, discharge, death, Disability, Retirement, or the sale of any subsidiary or other affiliate of the Company or the sale of a business unit or division of the Company, but excluding any such termination where there is a simultaneous reemployment by the Company or any subsidiary or other affiliate of the Company or as otherwise determined by the Committee in its sole discretion.

2.2                               Financial and Accounting Terms.  Except as otherwise expressly provided or unless the context otherwise requires, financial and accounting terms (including, without limitation, terms contained in the definition of “Covered Employee Performance Goals” set forth in Section 2.1 and in Section 3.2(c)) are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles in the United States (or other applicable accounting standards) and derived from the consolidated financial statements of the Company prepared in the ordinary course of business and filed with the Securities and Exchange Commission.

SECTION 3.                            SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1                               Selection of Participants.  The Committee, in its sole discretion, will select the Eligible Employees of the Company who will be Participants for any Performance Period.  Participation in this Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis.  Accordingly, an Eligible Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2                               Determination of Performance Period and Performance Goals.

(a)                                 The Committee, in its sole discretion, will determine the Performance Period applicable to awards made to Participants under this Plan.

(b)                                 The Committee, in its sole discretion, will establish the Performance Goals for each Participant for each Performance Period.  Such Performance Goals will be set forth in writing.

(c)                                  The Committee, in its sole discretion, may specify that the achievement of the Performance Goals will be determined without regard to the negative or positive effect of certain events, including, without limitation, any of the following:  (i) charges for extraordinary items and other unusual or non-recurring items of loss or gain; (ii) asset impairments; (iii) litigation or claim judgments or settlements; (iv) changes in the Code or tax rates; (v) changes in accounting principles; (vi) changes in other laws, regulations or other provisions affecting reported results; (vii) charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities; (viii) gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt; and (ix) foreign currency exchange gains or losses.

3.3                               Determination of Payout Formula.  The Committee, in its sole discretion, will establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant for each Performance Period.  Each Payout Formula will (a) be in writing and (b) provide for the payment of a Participant’s Actual Award based on whether or the extent to which the Performance Goals for the Performance Period are achieved.  Notwithstanding the foregoing, in no event will a Covered Employee’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.4                               Determination of Maximum Awards for Covered Employee Participants.  The Committee, in its sole discretion, will establish a Maximum Award for each Covered Employee Participant (subject to the limit set forth in Section 2.1(n)).  Each Participant’s Maximum Award will be set forth in writing.

3.5                               Date for Determinations.  The Committee will make all determinations with respect to awards to Covered Employee Participants under Sections 3.1, 3.2, 3.3 and 3.4 on or before the Determination Date.

3.6                               Determination of Actual Awards.

(a)                                 After the end of each Performance Period, the Committee will certify in writing the extent to which the Performance Goals applicable to each Participant for such Performance Period were achieved or exceeded.  The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.

(b)                                 Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Covered Employee Participant, the Committee, in its sole discretion, may reduce the award payable to any Covered Employee Participant below the award which otherwise would be payable under the Payout Formula.

(c)                                  Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Other Participant, the Committee, in its sole discretion, may increase or reduce the award payable to any Other Participant above or below the award which otherwise would be payable under the Payout Formula.

SECTION 4.                            PAYMENT OF AWARDS

4.1                               Continued Employment.  Except as otherwise determined by the Committee or provided in Section 4.5, no Actual Award will be paid under this Plan with respect to a Performance Period to any Participant who has a Termination of Service prior to the last day of such Performance Period.

4.2                               Form of Payment.  Each Actual Award will be paid to the Participant in cash or Shares.  Any Shares awarded to a Participant under this Plan will be granted and issued pursuant to the Company’s 2014 Stock Incentive Plan, as may be amended from time to time, or any other equity compensation plan approved by the stockholders of the Company in the future.

4.3                               Timing of Payment.  Payment of each Actual Award, including, without limitation, as provided in Section 4.5, will be made as soon as administratively feasible after the end of the applicable Performance Period, but in no event later than March 15 of the calendar year following the calendar year in which the applicable Performance Period ends, unless a timely election was made under the Company’s Nonqualified Deferred Compensation Plan.

4.4                               Awards Payable from Company’s General Assets.  Each Actual Award that may become payable under this Plan will be paid solely from the general assets of the Company.  Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor of the Company.

4.5                               Payment in the Event of Termination of Service.  Except as otherwise determined by the Committee and notwithstanding the provisions of Section 4.1:

(a)                                 if a Participant dies prior to the last day of a Performance Period during which he or she would have earned an Actual Award, such Participant’s beneficiary (or, if the Participant has not designated a beneficiary, such Participant’s estate) will be entitled to receive the Actual Award, adjusted on a pro rata basis to reflect the number of days the Participant was employed by the Company during such Performance Period; provided, however, that a Participant must be employed by the Company continuously for at least 90 days during a Performance Period in order for such Participant’s beneficiary or estate to be eligible to receive an Actual Award with respect to such Performance Period (unless otherwise determined by the Committee).

(b)                                 if a Participant has a Termination of Service due to Disability or Retirement prior to the last day of a Performance Period during which he or she would have earned an Actual Award, such Participant will be entitled to receive the Actual Award, adjusted on a pro rata basis to reflect the number of days the Participant was employed by the Company during such Performance Period; provided, however, that a Participant must be employed by the Company continuously for at least 90 days during a Performance Period in order for such Participant to be eligible to receive an Actual Award with respect to such Performance Period (unless otherwise determined by the Committee).

(c)                                  if a Participant’s employment is terminated during a Performance Period due to an involuntary Termination of Service by the Company without Cause, or, if such Participant is demoted during such Performance Period so that he or she is no longer an Eligible Employee and is therefore unable to participate in this Plan for the remainder of the Performance Period, such Participant will be entitled to receive the Actual Award, adjusted on a pro rata basis to reflect the number of days the Participant was employed by the Company or participated in this Plan (as applicable) during such Performance Period; provided, however, that a Participant must be employed by the Company continuously for at least 90 days during a Performance Period in order for such Participant to be eligible to receive an Actual Award with respect to such Performance Period (unless otherwise determined by the Committee).

SECTION 5.                            ADMINISTRATION

5.1                               Committee is the Administrator.  This Plan will be administered by the Committee.  The Committee will consist of not less than two members of the Board.  The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.  Each member of the Committee must qualify as an “outside director” within the meaning of Section 162(m) of the Code and the underlying regulations.

5.2                               Committee Authority.  The Committee will administer this Plan in accordance with its provisions.  The Committee will have full power and authority to (a) determine which Eligible Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret this Plan and any awards, (d) adopt rules for the administration, interpretation and application of this Plan as are consistent with the terms hereof, and (e) interpret, amend or revoke any such rules.

5.3                               Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law.

SECTION 6.                            AMENDMENT, TERMINATION AND DURATION

6.1                               Amendment or Termination.  After the initial approval of this Plan by the Board and following the Distribution, the Committee, in its sole discretion, may amend or terminate this Plan at any time and for any reason; provided, however, that in no event will the Committee amend this Plan to the extent such amendment would cause the amounts payable under this Plan to Covered Employee Participants for a particular Performance Period that are intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.  Subject to Section 7.2, the amendment or termination of this Plan will not, without the consent of a Participant, materially and adversely alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant.  No award may be granted during any period after termination of this Plan.

6.2                               Duration of this Plan.  This Plan will commence on the Effective Date and, subject to the Committee’s right to amend or terminate this Plan in accordance with Section 6.1, will terminate on the fifth anniversary of the first regularly scheduled meeting of stockholders of the Company that occurs more than 12 months after the Distribution (the “Termination Date”).  Awards granted to Participants on or prior to the Termination Date will remain in full force and effect after the Termination Date in accordance with the terms thereof, but no new awards may be granted after the Termination Date.

SECTION 7.                            GENERAL PROVISIONS

7.1                               Tax Withholding.  The Company will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

7.2                               Section 409A of the Code.  It is intended that the provisions of this Plan comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If, at the time of the Participant’s separation from service (within the meaning of Section 409A), the Participant is a specified employee (within the meaning of Section 409A), amounts constituting deferred compensation (within the meaning of Section 409A) that are payable under this Plan on account of the Participant’s separation from service will be paid, without interest, on the first day of the seventh month following such separation from service.  No Participant and no creditor or beneficiary of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under this Plan may not be reduced by, or offset against, any amount owing by such Participant to the Company.  For the purposes of Section 409A, each payment under this Plan will be deemed to be a separate payment.  Notwithstanding any provision of this Plan to the contrary, the Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, the Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with this Plan (including any taxes and penalties under Section 409A).

7.3                               No Effect on Employment or Service.  Subject to Section 4.5(c), nothing in this Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without Cause.  For purposes of this Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries or affiliates (or between such subsidiaries or affiliates) will not be deemed a Termination of Service.  Employment with the Company is on an at-will basis only.

7.4                               Participation.  No Eligible Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.  There is no obligation for uniformity of treatment of Eligible Employees, Participants or holders or beneficiaries of Actual Awards.

7.5                               Clawback.  Actual Awards under this Plan are subject to the Company’s executive compensation recoupment policy, as in effect from time to time.

7.6                               Successors.  All obligations of the Company under this Plan with respect to awards granted hereunder will be binding on any successor to the Company, whether any such succession is the result of a direct or indirect purchase, merger, consolidation of the Company, acquisition of all or substantially all of the business or assets of the Company, or otherwise.

7.7                               Beneficiary Designations.  If permitted by the Committee, a Participant under this Plan may name a beneficiary or beneficiaries to whom any Actual Award will be paid in the event of the Participant’s death.  In the absence of any such designation, any awards remaining unpaid at the Participant’s death will be paid to the Participant’s estate.

7.8                               Nontransferability of Awards.  No award granted under this Plan may be sold, transferred, pledged or assigned, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 7.7.  All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7.9                               Severability.  In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.10                        Requirements of Law.  The granting of awards under this Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.11                        Governing Law.  This Plan and all awards will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

7.12                        Rules of Construction.  Captions are provided in this Plan for convenience only, and captions will not serve as a basis for interpretation or construction hereof.  Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in this Plan include the plural and the singular.